EXHIBIT 10.41

[Letterhead of Cott Corporation]

September 25th, 2007

Gregory Leiter, CPA

133 Olde Field Drive

Lititz, PA 17543 USA

Dear Greg,

I am very pleased to offer you the position of Corporate Controller based in Tampa, Florida. This position will report to the Juan Figuereo, Chief Financial Officer and your hire date will be effective November 1, 2007. This letter outlines the terms and conditions of your employment with Cott Beverages Inc. (the “Company”). Please note that this is not a contract of employment or a promise of employment for any specific term.

Your base salary will be $180,000 per year paid on a semi-monthly basis. You will also receive an annual cash car allowance of $13,500.00 per year which is also paid on a semi-monthly basis. Your performance evaluations for salary reviews will be conducted on an annual basis and any increase would, if applicable, be determined as part of the annual review process

You are eligible to participate in the annual bonus plan equal to an amount of 50% (bonus target level) of your base salary based upon the achievement of specified goals. The bonus year is from January to December and any payments made to you will be pro-rated based on your effective hire date. Currently the maximum payout under the bonus plan is potentially four (4) times your bonus target for achievement of performance goals in excess of the target goals. Such performance goals shall be established annually. However, please note that the bonus plan is entirely discretionary and the Company reserves in its absolute discretion the right to terminate or amend any bonus scheme.

On your date of hire you will be eligible for Cott’s Benefit Program. Our Benefit Program includes health, disability and life insurance benefits. Employee contributions are required for our Program. You will also be eligible for an annual medical check to the value of $5,000 per year.

You shall be entitled to participate in the long-term incentive (LTIP) plans and programs as made available from time to time to employees of a similar level within the organization. As of 2007 the Board of Directors approved our new long term incentive plan which is based on each participants decision to invest up to 100% of their bonus payout in company stock for a period of 3 years. The plan will match 100% of the investment made by the participant in equivalent Cott stock. The match will vest in 3 years.

Once you are eligible to participate in the Cott Cafeteria Plan (discussed below), your contributions will be deducted from your paycheck on a pre-tax basis.

On the first day of the month following your completion of 90 days of employment, you will be eligible to participate in Cott’s Cafeteria Plan. Benefits provided under our Cafeteria Plan are pre-tax deductions for medical premiums, a Health Care Reimbursement Account and a Dependent Care Reimbursement Account. If you participate in the Cafeteria Plan, payroll deductions for the benefits you select under the plan are made on a pre-tax basis. Please review the Summary Plan Description for additional information.

In addition, on the first day of a quarter following at least six months of employment, you will be eligible for Cott’s 401 (K) Savings and Retirement Plan. You will also be eligible to participate in the Employee Share Purchase Plan after completing ninety (90) days of employment. You are entitled to four (4) weeks vacation. Vacation earned for 2007 will be prorated based on your date of hire. You are encouraged to take your vacation time in the calendar year it is earned. All earned vacation must be taken by March 31st of the year following the one, which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company. All vacation periods require the approval of your Manager.

Cott will provide you with relocation assistance to Tampa, Florida. The attached document outlines the relocation package provided to you by Cott. Cott has outsourced the day-to-day administration of this program to NEI Global Relocation Company (“NEI”). You will work with one point of contact, Barbara Zayer, your Account Executive, throughout the relocation process. She can be reached at (800) 533-7353.

You will also find in your offer pack a document entitled “Retention, Severance and Non Competition Plan.” This details terms that would be payable if your position is terminated for reasons other than cause. Your level of participation is as a Level Three (3) participant.

Prior to employment Cott requires successful completion of our pre-employment processing. This includes a background investigation of your qualifications and references.

To comply with the Immigration Reform and Control Act of 1986, the Company must verify your identity and authorization to work in the United States. Therefore, please bring with you on your first day, either one original document from the list A or one original document from the list B and one original document from the list C. Acceptable documents are listed on the backside of the enclosed INS Form I-9. If you have any difficulty in this regard, please call me immediately. Upon acceptance of this offer, you acknowledge and agree that Cott has the right to disclose confidential information regarding you to any third party as required by law.

Please see the enclosed checklists of forms. The first set of forms (offer letter and screening authorization forms) should be returned to Beverly Weaver, Executive Assistant, immediately upon your acceptance of the offer. The second set of forms will need to be completed and returned to Beverly Weaver on your first day of employment.

Greg, I am excited about having you join us. You have a lot to contribute to our company. I know that you can look forward to joining a dynamic and challenging organization with rewarding career opportunities. Please indicate your acceptance of this offer by returning one signed original of both the offer letter and confidentiality agreement to Cott Beverages, Attn: Beverly Weaver, Executive Assistant, 4211 W. Boy Scout Blvd., Suite 290, Tampa, FL 33607.

Yours truly,

/s/ Michael Creamer
Michael Creamer
Senior People Director, International Division

Copy to:	Sher Zaman
Charlotte Pope

I accept this offer of employment and the terms identified herein.

/s/ Greg Leiter	October 15, 2007
Greg Leiter	Date